Exhibit 99.1

RingCentral and Avaya Announce Closing of Strategic Partnership

Empowers Avaya’s global sales & partner network with RingCentral’s leading technology platform

BELMONT, Calif. and SANTA CLARA, Calif. — October 31, 2019 — RingCentral, Inc. (NYSE: RNG), and Avaya Holdings Corp (NYSE: AVYA) today announced the closing of their previously announced strategic partnership.

Avaya and RingCentral will introduce a new solution, Avaya Cloud Office by RingCentral (“Avaya Cloud Office”), which will be the exclusive public Unified Communications as a Service (“UCaaS”) solution marketed and sold by Avaya. Avaya Cloud Office combines RingCentral’s leading UCaaS platform with Avaya’s technology, services and migration capabilities to create a highly differentiated UCaaS offering. The companies expect to launch Avaya Cloud Office in the first quarter of calendar 2020.

“Our game-changing partnership with RingCentral and the introduction of Avaya Cloud Office have generated tremendous excitement with our partners and customers,” said Jim Chirico, Avaya President and CEO. “Avaya Cloud Office is a continuation of our stated strategy to be a cloud-first company, and we believe the addition of this UCaaS solution to our portfolio is a key differentiator that provides customers with a seamless journey to cloud communications. We, together with our global partner community, are excited to work with RingCentral in bringing this unique solution to market, building on the highly complementary strengths of our two industry-leading companies.”

“As a leader in cloud communications, we’re laser-focused on bringing the power of the cloud to more enterprise customers,” said Vlad Shmunis, RingCentral Founder, Chairman, and CEO. “With the growth of the mobile and distributed workforce, cloud communications solutions can deliver the capabilities enterprises need to effectively connect with customers, partners, and employees. This strategic partnership accelerates the transition of one of the world’s largest on-premise unified communications installed bases to the cloud. We’re excited for the long-term benefits this partnership will bring to customers and partners, as well as the growth opportunities that we expect it will drive for both our companies.”

“The strategic partnership is a winning combination for both Avaya and RingCentral, and it has the potential to disrupt the business communications industry as Avaya accelerates its transformation to the cloud. Careful consideration clearly went into designing the partnership framework to ensure maximum benefits for customers, partners, and both Avaya and RingCentral,” said Elka Popova, Vice President and Senior Fellow, Information and Communications Technologies, Frost & Sullivan.

RingCentral is contributing $500 million to its partnership with Avaya, including a $125 million investment of 3% redeemable preferred equity that is convertible at $16 per share and an advance of $375 million primarily in stock for future payments and certain licensing rights.

Forward-Looking Statements

This press release contains “forward-looking statements,” including but not limited to, statements regarding the anticipated benefits of and activity under the strategic partnership between RingCentral and Avaya, including the ability to create long-term growth opportunities for RingCentral and/or Avaya. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks related to the parties’ ability to successfully perform their obligations under the commercial arrangement, the parties ability to successfully develop and execute the envisioned jointly developed programs, technology and automation, the ability to successfully market, sell and transition customers to Avaya Cloud Office, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in RingCentral’s Form 10-Q for the quarter ended June 30, 2019, and in Avaya’s Form 10-K for the year ended September 30, 2018 and subsequent 10-Qs, each filed with the Securities and Exchange Commission; and in other filings RingCentral and Avaya make with the Securities and Exchange Commission from time to time.

All forward-looking statements in this press release are based on information available to RingCentral and Avaya as of the date hereof, and we undertake no obligation to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates.

About RingCentral

RingCentral, Inc. (NYSE: RNG) is a leading provider of global enterprise cloud communications, collaboration, and contact center solutions. More flexible and cost-effective than legacy on-premises systems, the RingCentral platform empowers employees to work better together, from any location, on any device, and via any mode to serve customers, improving business efficiency and customer satisfaction. The company provides unified voice, video meetings, team messaging, digital customer engagement, and integrated contact center solutions for enterprises globally. RingCentral’s open platform integrates with leading business apps and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

©2019 RingCentral, Inc. All rights reserved. RingCentral and the RingCentral logo are trademarks or registered trademarks of RingCentral, Inc.

About Avaya

Businesses are built on the experiences they provide, and every day millions of those experiences are built by Avaya (NYSE: AVYA). For over one hundred years, we’ve enabled organizations around the globe to win - by creating intelligent communications experiences for customers and employees. Avaya builds open, converged and innovative solutions to enhance and simplify communications and collaboration - in the cloud, on-premise or a hybrid of both. To grow your business, we’re committed to innovation, partnership, and a relentless focus on what’s next. We’re the technology company you trust to help you deliver Experiences that Matter. Visit us at www.avaya.com.

Investor Relations Contacts:
Ryan Goodman, RingCentral	Michael McCarthy, Avaya
(650) 918-5356	(919) 425-8330
Ryan.Goodman@ringcentral.com	mikemccarthy@avaya.com

Media Contacts:
Mariana Kosturos, RingCentral	Forrest Monroy, Avaya
(650) 562-6545	(669) 242-8122
Mariana.Kosturos@ringcentral.com	fwmonroy@avaya.com